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                                 Exhibit 3.1             1992216
                                                         ENDORSED
                                                         FILED
                          ARTICLES OF INCORPORATION      IN THE OFFICE OF THE
                                      OF                 SECRETARY OF STATE OF
                                                         THE STATE OF CALIFORNIA
                        ASSET RETRIEVAL SERVICES, INC.   OCT. 24, 1996
                                                         /S/ BILL JONES
                                                         ----------------------
                                                         BILL JONES, SECRETARY
                                      I                  OF STATE
                                     NAME

        The name of this corporation is Asset Retrieval Services, Inc.


                                      II
                                   PURPOSE

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated under the California Corporations Code.


                                     III
                              AGENT FOR SERVICE

         The name and address in the State of California of this corporation's initial agent for service of process are: William D. Evers, 155 Montgomery Street, Suite 1212, San Francisco, California 94104.


                                      IV
                              AUTHORIZED SHARES

         (a) This corporation is authorized to issue two classes of shares designated respectively as "Common Stock" and "Preferred Stock". This corporation is authorized to issue ten million shares of Common Stock and ten million shares of Preferred Stock.

         (b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares and the designation of any series of Preferred Stock. The board of directors may, within the limits stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, increase or decrease



ARTICLE OF INCORPORATION
Asset Retrieval Services, Inc.

                                                                              1

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(but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

                                      V
                               INDEMNIFICATION

         (a) Directors. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         (b) Agents. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Date: October 23, 1996                      /s/ William D. Evers
      ----------------                      ----------------------------------
                                            William D. Evers, Incorporator



ARTICLE OF INCORPORATION
Asset Retrieval Services, Inc.
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